Exhibit 10.2

AMENDMENT NO. 3

TO

INDEPENDENT CONTRACTOR AGREEMENT

This Amendment No. 3 to the Independent Contractor Agreement (“Amendment”), dated November ___, 2018 (the “Effective Date”), is by and between Drone Aviation Holding Corp., a Nevada corporation with an address 11651 Central Parkway #118, Jacksonville, FL 32224 (the “Company”), and _________ (the “Contractor”).

WHEREAS, the parties entered into an Independent Contractor Agreement on August 27, 2014 (the “Agreement”); and

WHEREAS, the parties amended the Agreement on May 1, 2016 pursuant to that certain Amendment No. 1 (the “First Amendment”); and

WHEREAS, the parties amended the Agreement on August 3, 2017 pursuant to that certain Amendment No. 2 (the “Second Amendment”); and

WHEREAS, the parties wish to further amend the Agreement as set forth below, with the understanding that all other provisions of the Agreement shall remain unchanged;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.	Section 3 of the Agreement - Term The term of the Agreement is hereby extended from November 1, 2018 until October 31, 2019 (the “Expiration Date”).

2.	Section 4 of the Agreement shall be amended in its entirety to include the following:

Compensation: As compensation for the Services performed by Contractor during the term from November 1, 2018 until October 31, 2019, the Company shall compensate Contractor as follows:

(a) Equity Compensation: As Compensation for the Services performed by Contractor during the term of this Amendment, Drone shall issue Contractor ______ unregistered shares of the Company’s Common Stock (the “Consulting Shares”), which Consulting Shares shall fully vest upon the occurrence of a Change of Control (as hereinafter defined).

(b) A “Change of Control” shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 30% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition, or (iv) during any period of two consecutive years, individuals who at the beginning of such period were members of the Company’s Board of Directors (“Incumbent Directors”) cease for any reason (other than death) to constitute at least a majority thereof; provided that each new director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period shall be deemed an Incumbent Director unless such approval was made directly or indirectly in connection with an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board.

3.	This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Agreement, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first stated above.

DRONE AVIATION HOLDING CORP.

By:
Name:	Kendall W. Carpenter
Title:	Chief Financial Officer

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